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                                     SCHEDULE A


                                    INITIAL SERIES


              Neuberger & Berman Socially Responsive Trust


                                  ADDITIONAL SERIES


              Neuberger & Berman Focus Assets

              Neuberger & Berman Guardian Assets

              Neuberger & Berman Manhattan Assets

              Neuberger & Berman Partners Trust
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